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                                                               Exhibit 99.(a)(9)

IMPAC MORTGAGE HOLDINGS
(AMEX: IMH)

                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE

                    IMPAC MORTGAGE HOLDINGS, INC. ANNOUNCES
                       CLARIFICATION OF OFFER TO EXCHANGE

Monday, March 22, 1999

Newport Beach, Calif. - Impac Mortgage Holdings, Inc. (The "Company" or "IMH":
AMEX - IMH-news), a Maryland corporation being taxed as a Real Estate Investment Trust ("REIT"), Monday announced that it is issuing the following clarification of the information included in the Offering Circular (the "Offering Circular"), and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular constitute the "Exchange Offer"), which the Company mailed to its stockholders on Feb. 24, 1999.

     (a) The Company will announce the Average Price after 5:00 p.m. New York City time on the trading day immediately preceding the two trading days prior to the Expiration Date. For example, assuming the Expiration Date is March 26, 1999, the announcement will be made after 5:00 p.m. on March 23. Such information may also be obtained from D.F. King by calling toll-free at (800) 848-2998.

     (b) Although, the Company reserves the right to increase or decrease the number of Shares it will accept in the Exchange Offer, in the event required by Rule 13e-4(f)(ii), the Company undertakes to amend the Exchange Offer to reflect such increase or decrease, and extend the Expiration Date by at least 10 business days.

     (c) In addition to those conditions to the Exchange Offer set forth in the Offering Circular dated Feb. 24, 1999, under the section entitled "Conditions to and Amendment of the Exchange Offer;"the Company has added a condition that the Debentures have been approved for listing on the AMEX, or in the alternative, the Nasdaq National Market. In addition, such conditions must be satisfied as of the Expiration Date.

     (d) Condition (h) is amended to read as follows: "there shall have occurred, or be likely to occur, any event affecting the business or financial affairs of the Company, or which, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, then the Company may terminate the Exchange Offer."
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     QUESTIONS REGARDING THE TERMS OF THE EXCHANGE OFFER MAY BE DIRECTED TO THE
INFORMATION AGENT: D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, (212) 269-5550 or (800) 848-2998.